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EXHIBIT 3.11C

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF THE O. S. KELLY COMPANY

    Carl Ultes, President, and Louise K. Ultes, Secretary, of The O. S. Kelly Company, an Ohio corporation, with its principal office located at Springfield, Clark County, Ohio, do hereby certify that a meeting of the holders of the shares of said corporation entitling them to vote on the proposal to amend the Articles of Incorporation thereof, as contained in the following resolution, was duly called and held on the 20th day of February, 1956, at which meeting a quorum of such shareholders was present in person or by proxy, and that by affirmative vote of the holders of shares, entitling them to exercise all of the voting power of the corporation on such proposal, the following resolution was adopted to amend the Articles:

      "RESOLVED: That Article Fourth of the Articles of Incorporation of The O.S. Kelly Company be and the same is hereby amended so that as amended it shall be and read as follows:

      FOURTH: The maximum number of shares which this corporation is authorized to have outstanding is thirty thousand (30,000) shares, of which one thousand five hundred (1,500) shares shall be Class A voting common shares with a par value of Twenty five ($25.00) Dollars, and twenty-eight thousand five hundred (28,500) shares shall be Class B non-voting common shares with a par value of Twenty five ($25.00) Dollars per share.

      The terms and provisions of all said shares shall be as follows: (1) except as by statute indeafeasibly vested, the holders of Class B non-voting shares shall have no right to vote on any matter whatsoever. (2) All Class A voting shares and all Class B non-voting shares shall participate equally per share in all dividends. Provided, however, that stock dividends on Class B non-voting shares shall be payable only in shares of that class. (3) No holder of Class B non-voting shares shall have any pre-emptive right in or pre-emptive right to subscribe for any Class A shares. (4) The Class B non-voting shares shall participate equally per share with the Class A shares in all distributions of assets of the corporation upon voluntary or involuntary liquidation."

    IN WITNESS WHEREOF, said Carl Ultes, President and Louise K. Ultes, Secretary, of The O. S. Kelly Company, acting for and on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this 20th day of February, 1956.

THE O. S. KELLY COMPANY
BY	/s/ CARL ULTES Carl Ultes, President
/s/ LOUISE K. ULTES Louise K. Ultes, Secretary

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  EXHIBIT 3.11C
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF THE O. S. KELLY COMPANY